Exhibit 4.67

Private & Confidential




                               DATED 16 JUNE 2006







                             SUPPLEMENTAL AGREEMENT
            relating to a memorandum of agreement dated 14 March 2006
                          in relation to m.v. Faithful
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                                    Contents

Clause                                                                 Page


1       Definitions......................................................2

2       Consent of Original Owner........................................3

3       Assumption of liability and obligations..........................3

4       Amendments to Original MOA.......................................3

5       Conditions.......................................................4

6       Counterparts.....................................................4

7       Applicable law...................................................5

THIS SUPPLEMENTAL AGREEMENT is dated 16 June 2006 and made BETWEEN:

(1) Gramos Shipping Company Inc., a company incorporated in the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Original Owner");

(2) Starcraft Marine Co., a company incorporated in the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Current Owner"); and

(3) ICON Faithful, LLC, a limited liability company formed under the laws of the State of Delaware, United States of America with its registered office at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, United States of America (the "New Owner").

WHEREAS:
(A) this Agreement is supplemental to a "NSF93" memorandum of agreement dated 14 March 2006 (the "Original MOA") made between the Original Owner (therein referred to as the "Sellers") and the Current Owner (therein referred to as the "Buyers") relating to the sale by the Original Owner and the purchase by the Current Owner of m.v. Faithful (the "Ship"), currently registered in the name of the Current Owner under Marshall Islands flag with official number 1689;

(B) the Current Owner has taken delivery of the Ship pursuant to the terms of the Original MOA and has paid to the Original Owner the Cash Part of the Purchase Price (as such term is defined in clause 17 of the Original
        MOA);

(C) pursuant to clause 17 of the Original MOA it has been agreed between the Original Owner and the Current Owner that part of the Purchase Price (as defined therein) amounting to US$2,550,000 (the "Sellers' Credit") will not be paid by the Current Owner to the Original Owner on the delivery and acceptance of the Ship under the Original MOA and that payment the Sellers' Credit shall be made in the manner and at the time provided in clause 17 of the Original MOA;

(D) the Original Owner and the Current Owner have entered into a "Barecon 2001" bareboat charter dated 14 March 2006 (the "Charter") whereby the Current Owner has let and the Original Owner has taken on demise charter the Ship on the terms contained therein;

(E) the Current Owner wishes to transfer the ownership of the Ship to Ivy Services Co. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Intermediate Owner") pursuant to a memorandum of agreement dated 14 March 2006 and made between the Current Owner and Oceanbulk Maritime S.A. who at a later date nominated as buyers the Intermediate Owner (the "First MOA") who in turn wishes to transfer the ownership of the Ship to the New Owner pursuant to a memorandum of agreement dated 14 March 2006 and made between the Intermediate Owner and the New Owner;

(F) the Current Owner and the New Owner wish to novate the Charter in favour of the New Owner to enable the New Owner to charter the Ship to the Original Owner following the transfer of the Ship to the New Owner; and

(G) this Agreement sets out the consent of the Original Owner, at the request of the Current Owner, to (i) the transfer of ownership of the Ship from the Current Owner to the Intermediate Owner and from the Intermediate Owner to the New Owner and (ii) the said novation of the Charter.

NOW IT IS HEREBY AGREED as follows:

1       Definitions

1.1     Defined expressions

        Words and expressions defined in the Original MOA shall unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.

1.2     Definitions

        In this Agreement, unless the context otherwise requires:

        "Effective Date" means the date on which the Ship is delivered and accepted by the Intermediate Owner under the First MOA;

        "Existing Mortgage" means the third preferred mortgage dated 17 March 2006 executed by the Current Owner in favour of the Original Owner in respect of the Ship; and

        "Existing Register" means the register of ships of the Republic of Marshall Islands. 1.3 Original MOA References in the Original MOA to "this Agreement" shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Original MOA as amended by this Agreement and words such as "herein", "hereof', "hereunder", "hereafter", "hereby" and "hereto", where they appear in the Original MOA, shall be construed accordingly.

1.4     Headings

        Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.5     Construction of certain terms

        In this Agreement, unless the context otherwise requires:

        1.5.1 references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement includes its schedules;

        1.5.2 references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with terms thereof, or, as the case may be, with the agreement of the relevant parties;

        1.5.3 words importing the plural shall include the singular and vice versa;

        1.5.4 references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any government entity; and

        1.5.5 references to a "guarantee" include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and "guaranteed" shall be construed accordingly.
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2       Consent of Original Owner

2.1     Consent

        The Original Owner agrees with the Current Owner and the New Owner that as of the date of this Agreement the Original Owner consents to:

        2.1.1   the   transfer  of  the  Ship  by  the  Current   Owner  to  the
                Intermediate Owner and by the Intermediate Owner to the New Owner; and

        2.1.2 the novation of the Charter by the Current Owner in favour of the New Owner.

2.2     Discharge of Mortgage

        The Original Owner hereby agrees that it shall, simultaneously with the delivery of the Vessel to the Intermediate Owner under the First MOA, execute and thereafter register at the Existing Register, a deed of discharge in respect of the Existing Mortgage.

3       Assumption of liability and obligations

3.1     Substitution

        It is hereby agreed that, as and with effect from the Effective Date, the New Owner shall be, and is hereby made, a party to the Original MOA in respect of the provisions of clause 17 of the MOA and in substitution for the Current Owner as regards the provisions of clause 17 of the Original MOA and the Original MOA shall henceforth be construed and treated in all respect as if the New Owner was named in clause 17 instead of the Current Owner from the time the Original MOA was executed by the Original Owner and the Current Owner.

3.2     Assumption of liability

        The New Owner hereby agrees with the Original Owner that, as and with effect from the Effective Date, it shall be indebted to the Original Owner for the full amount of the Sellers' Credit and all other sums which may be or become due to the Original Owner pursuant to clause 17 of the Original MOA and the New Owner further agrees that it shall duly and punctually perform all the liabilities and obligations whatsoever from time to time to be performed or discharged by the Original Owner under clause 17 of the Original MOA and shall be bound by the terms of the Original MOA as if the New Owner had at all times been named therein as the Buyer.

3.3     Release

        The Original Owner hereby agrees that, as and with effect from the Effective Date, it shall release and discharge the Current Owner from all liabilities, obligations, claims and demands whatsoever touching or concerning clause 17 of the Original MOA and in respect of anything done or omitted to be done under or in connection therewith but without prejudice to the rights of the Original Owner and the New Owner against each other in respect of any such liabilities, obligations, claims and demands.

4       Amendments to Original MOA

4.1     Amendments

        Clause 17 of the Original MOA shall, with effect on and from the Effective Date, be (and it is hereby) deleted and the following new clause inserted in its place (and the Original MOA (as so amended) will continue to be binding upon the Original Owner, the Current Owner and the New Owner upon such terms as so amended):

        "a) At the time stipulated in Clause 3, the Buyers shall pay to the Sellers part of the Purchase Price amounting to United States Dollars Twenty-two million nine hundred and fifty thousand (US$22,950,000) (the "Cash Part of the Purchase Price") while the balance amounting to United States Dollars Two million five hundred and fifty thousand (US$2,550,000) shall be credited (the "Sellers' Credit") and shall be payable by ICON Faithful, LLC of 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, United States of America (the "New Buyers") to the Sellers in accordance with the terms of this Clause 17.

        b) Subject to the provisions of Clause 17(c) hereinbelow, the Sellers' Credit shall be payable by the New Buyers to the Sellers in one instalment, free of interest, immediately upon either expiration of the "Barecon 2001" form demise charter dated 14 March 2006 made between the Sellers and the Buyers (the "Original Charter") as novated in favour of the New Buyers and amended pursuant to a novation agreement dated 16 June 2006 made between the Sellers, the Buyers and the New Buyers (the "Novation Agreement" and together with the Original Charter the "Bareboat Charter) by effluxion of time or the sale of the Vessel to another party (the "buying party") as described in Clause 22(b) of the Bareboat Charter provided however that such sale is on terms that the buying party shall pay to the New Buyers the relevant acquisition price in cash and in full at the time of delivery and acceptance of the Vessel by the buying party. IT IS HEREBY FURTHER AGREED THAT in the event that the New Buyers sell the Vessel on terms providing that the buying party shall pay for the acquisition of the Vessel by, inter alia, agreeing to take over the New Buyers' obligation under this Clause 17 to repay the Sellers' Credit to the Sellers, then (1) the Seller's Credit shall not be repayable upon such sale being agreed or the relevant delivery and acceptance of the Vessel thereunder taking place (since the sale consideration is not payable in cash and in full on delivery and acceptance of the Vessel) and (2) the Sellers shall execute any such document and take any such action as the New Buyers may consider necessary or desirable for the buying party to (i) take the place of the New Buyers under this Clause 17 and under the Bareboat Charter and (ii) receive the benefit of any of the securities provided under the Bareboat Charter and, in particular but without limitation to the foregoing, clauses 32Aa, 32Ab and 32C thereof.

        c) In the event that the Bareboat Charter be terminated because of any of the reasons provided in Clause 28(a) of the Bareboat Charter and/or any other reason attributable to the Sellers as charterers under the Bareboat Charter, then upon such termination taking place, the Purchase Price shall be automatically reduced by an amount (such amount referred to as the "Purchase Price Reduction Amount") which is equal to the lesser of (i) the Seller's Credit and (ii) the total amount of hire that would have been paid to the New Buyers under the terms of the Bareboat Charter had the Bareboat Charter continued uninterrupted for its full duration up to 14 March 2011 and such reduction shall have as a result the reduction of the Sellers' Credit by an amount equal to the Purchase Price Reduction Amount.

        As security for the payment of the Sellers' Credit, as hereinabove, the New Buyers shall provide the Sellers with a second preferred Mortgage over the Vessel, being subordinate to a first preferred Mortgage over the Vessel in favour of Fortis Bank NV/SA, as more particularly described in the Bareboat Charter.".

4.2     Continued force and effect

        Save as clauses 16 and 17 have been amended by this Agreement, no other provision of the Original MOA shall be amended by this Agreement and the Original MOA and this Agreement shall be read and construed as one instrument.

5       Conditions

        The consent of the Original Owner referred to in clause 2 shall be subject to the conditions precedent contained in schedule 1 being satisfied.

6       Counterparts

        This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

7       Applicable law

7.1     Law

        This Agreement is governed by, and shall be construed in accordance with, English law.

7.2     Arbitration

        The provisions of clause 16 of the Original Agreement shall be deemed incorporated in this Agreement and the terms of the said clause shall apply herein mutatis mutandis, provided however that if each party to this Agreement appoints its own arbitrator it will not be required for an umpire to be appointed and any decision to be taken in relation to any such arbitration shall be taken by the panel of the three appointed arbitrators.

        IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed as a deed on the date first above written.
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EXECUTED as a DEED by
GRAMOS SHIPPING COMPANY INC.

by Eirini Alexandroplou                         /s/ Eirini Alexandroplou
its duly authorised attorney-in-fact            -------------------------
pursuant to a power of attorney dated
13 June 2006
in the presence of: V. Madia
                    Norton Rose
                    Piraeus


EXECUTED as a DEED by
ICON FAITHFUL, LLC

by Mark Gatto                                   /s/ Mark Gatto
its duly authorised attorney-in-fact            -------------------------
pursuant to a power of attorney dated
13 June 2006
in the presence of: V. Madia
                    Norton Rose
                    Piraeus



EXECUTED as a DEED by
STARCRAFT MARINE CO.

by Alexandra Tatagia                            /s/ Alexandra Tatagia
its duly authorised attorney-in-fact            -------------------------
pursuant to a power of attorney dated
13 June 2006
in the presence of: V. Madia
                    Norton Rose
                    Piraeus